EXHIBIT 10.63
Alpha Natural Resources, Inc.
(formerly Foundation Coal Holdings, Inc.)
2004 Stock Incentive Plan
Restricted Stock Unit Award Agreement for employees
This Restricted Stock Unit Award Agreement is dated as of the issue date (the “Issue Date”) set forth on Exhibit A attached hereto (this “Agreement”), and is between Alpha Natural Resources, Inc., a Delaware corporation (the “Company”), and the eligible employee to whom the Committee has made this Award (the “Award Recipient”).
The 2004 Stock Incentive Plan (as amended and restated, the “Plan”) was established to aid the Company and its Affiliates in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of the Company and its Affiliates by providing compensation and incentives through the granting of Awards. All capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the Plan.
Pursuant to the provisions of the Plan, the Committee has full power and authority to direct the delivery of this Agreement in the name and on behalf of the Company, and has authorized the delivery of this Agreement.
Agreement
The parties agree as follows:
Section 1. Issuance of Stock.
(a) Subject and pursuant to all terms and conditions stated in this Agreement and in the Plan, on the Issue Date, the Company hereby grants to Award Recipient the number of restricted stock units (the “Units”) for the Company’s common stock, par value $0.01 per share (the “Common Stock”), set forth on Exhibit A. Except as otherwise provided herein, the shares of the Company’s Common Stock which vest each year under your Unit Award will be issued to you on the vesting date or if the vesting date is not a business day, on the immediately following business day (or as soon as reasonably practicable but in no event later than the 15th day of the third month following such date), subject to your satisfaction of all applicable income and employment withholding taxes. For purposes of this Agreement, the “Shares” of Common Stock to be issued under this Award shall include all of the shares of Common Stock issued to Award Recipient pursuant to this Agreement plus any Shares issued with respect to such shares of Common Stock before the Shares are actually issued under this Award, including, but not limited to, shares of the Company’s capital stock issued by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.
(b) Notwithstanding the foregoing or any provision of this Agreement or the Plan to the contrary, the delivery of any vested Shares shall be delayed until six (6) months after Award Recipient’s Separation from Service to the extent required by Section 409A(a)(2)(B)(i) as provided under the terms of the Plan.
Restricted Stock Unit Award Agreement
for Employees (Grades 22-30)

Section 2. Vesting; Restriction on Transfer and Forfeiture of Unvested Units.
(a) None of the Units may be sold, transferred, pledged, hypothecated or otherwise encumbered or disposed of until they have vested in accordance with the terms of this Section 2 and Exhibit A. Except as set forth in this Section 2, effective after the close of business on the date Award Recipient experiences a Separation from Service or, if earlier, the date Award Recipient breaches the confidentiality covenant as described in Section 10 hereof, any Units that are not vested in accordance with this Section 2 shall be automatically forfeited to the Company without any further obligation on the part of the Company.
(b) Except as provided herein, the Units will vest according to the vesting schedule set forth on Exhibit A. Unless otherwise provided in a Company plan applicable to Award Recipient or any agreement between the Award Recipient and the Company (or any Affiliate), if: (i) a Change of Control (as defined below) occurs prior to the end of the full vesting period and the Award Recipient experiences an involuntary Separation from Service by the Company and any Affiliate other than for Cause within the 90-day period immediately preceding, on or within the one (1) year period following such Change of Control, the Units that have not been previously cancelled and forfeited shall become fully vested and payable; (ii) Award Recipient experiences a Separation from Service as a result of Award Recipient’s Normal Retirement (as defined below), any unvested Units shall become vested upon such Separation from Service; (iii) Award Recipient experiences a Separation from Service as a result of Permanent Disability (as defined below), death or Early Retirement (as defined below), any unvested Units will vest based on the ratio of the number of complete months the Award Recipient is employed or serves with the Company and any Affiliate during the vesting period to the total number of months in the vesting period; (iv) Award Recipient experiences an involuntary Separation from Service by the Company and any Affiliate as a result of the dissolution or liquidation of the Company or the Award Recipient’s employer, any unvested Units shall vest immediately prior to such dissolution or liquidation event; or (v) Award Recipient experiences an involuntary Separation from Service by the Company and any Affiliate other than for Cause (as defined below), then the number of Units that are vested after the close of business on the date Award Recipient experiences an involuntary Separation from Service by the Company and any Affiliate shall be calculated as if Award Recipient had been continuously employed by the Company and any Affiliate for an additional three months.
(c) For purposes of this Agreement, the following terms shall have the following meanings:
(i) the term “Change of Control” shall mean (A) any merger, consolidation or business combination in which the stockholders of the Company immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (B) the sale of all or substantially all of the Company’s and its Affiliates’ assets in a single transaction or a series of related transactions, (C) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), or (D) a contested election of directors, as a result of which or in connection with which the persons who were directors of the Company before such election or their nominees cease to constitute a majority of the Board. Notwithstanding the foregoing or any provision of this Agreement or the Plan to the contrary, it is intended that the foregoing definition of Change of Control qualify as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, within the meaning of Treas. Reg. Section 1.409A-3(i)(5), and shall be interpreted and construed to effectuate such intent;
Restricted Stock Unit Award Agreement
for Employees (Grades 22-30)

(ii) the term “Permanent Disability” shall mean the Award Recipient is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Award Recipient’s employer;
(iii) the term “Normal Retirement” shall mean (i) the date Award Recipient reaches the age of 62 with ten (10) Years of Service or (ii) the date Award Recipient reaches the age of 65;
(iv) the term “Early Retirement” shall mean a combination of age and Years of Service which equals 80 (for example, an Award Recipient who reaches the age of 50 with thirty (30) Years of Service);
(v) the term “Cause” shall mean “Employer Cause” as set forth in any employment agreement between the Award Recipient, the Company or any Affiliate or, in the absence of such an agreement, “Cause” as defined by the Company’s and its Affiliates’ plans applicable to the Award Recipient or employment policies in effect at the time of the Award Recipient’s Separation from Service and/or a violation of the Company’s Code of Business Ethics;
(vi) the term “Separation from Service” shall mean the Award Recipient’s death, retirement or other termination of Employment or service with the employer (including all persons treated as a single employer under Sections 414(b) and 414(c)). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Sections 414(b) and 414(c); provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place that it appears in Section 1563(a)(1), (2) and (3) and Treas. Reg. Section 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. Section 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether an Award Recipient has experienced a Separation from Service will be determined based on all of the facts and circumstances in accordance with the guidance issued under Section 409A and, to the extent not inconsistent therewith, the terms of the Plan; and
(vii) the term “Years of Service” shall mean the aggregate annual periods of continuous employment or other service with the Company and any parent, affiliate or subsidiary of the Company measured from the Award Recipient’s date of hire (or re-hire) and ending on the date the Award Recipient Separates from Service, including employment or other service with any affiliates or subsidiaries which become such after the Issue Date, including any predecessors and any other entities as approved by the Committee (or its delegatee(s)). An absence or leave approved by the Company or an Affiliate, to the extent permitted by applicable provisions of the Code, shall not be considered an interruption of employment or performance of services for any purpose under this Agreement.
Restricted Stock Unit Award Agreement
for Employees (Grades 22-30)

Section 3. Dividend Equivalent Rights.
Should a regular cash dividend be declared on the Company’s Common Stock at a time when unissued Shares of such Common Stock are subject to the Award, then the number of Shares at that time subject to your Award will automatically be increased by an amount determined in accordance with the following formula, rounded down to the nearest whole share:
X = (A x B)/C, where
X	=	the additional number of Shares which will become subject to your Award by reason of the cash dividend;

A	=	the number of unissued Shares subject to this Award as of the record date for such dividend;

B	=	the per Share amount of the cash dividend; and

C	=	the closing selling price per Share of the Company’s Common Stock on the New York Stock Exchange on the payment date of such dividend.
The additional Shares resulting from such calculation will be subject to the same terms and conditions (including, without limitation, any applicable vesting requirements and forfeiture provisions) as the unissued Shares of Common Stock to which they relate under the Award.
Section 4. Investment Representation. Award Recipient hereby acknowledges that the Units and Shares relating to the Units shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the Shares under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws or as otherwise provided herein or in the Plan. Award Recipient also agrees that the Units and Shares which Award Recipient acquires pursuant to this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state.
Section 5. Rights as an Award Recipient. You will not have any stockholder rights, including voting rights and actual dividend rights, with respect to the shares subject to your Award until you become the record holder of those shares following their actual issuance to you and your satisfaction of the applicable withholding taxes.
Section 6. Clawback/Recoupment.
(a) The Committee may, to the extent permitted by governing law, require reimbursement of any payment of Common Stock received upon the vesting of this Award if the Award Recipient is an employee of pay grade 22 or higher as of the Issue Date and the Committee has determined, in its sole discretion, that the Award Recipient engaged in ethical misconduct in violation of the Company’s Code of Business Ethics, which the Committee reasonably determines caused material business or reputational harm to the Company and its Affiliates.
Restricted Stock Unit Award Agreement
for Employees (Grades 22-30)

(b) If the Committee reasonably determines that any payment of Common Stock received upon the vesting of this Award should be reimbursed under subsection (a), then the Award Recipient shall be required to promptly reimburse the Company in an amount the Committee reasonably determines to be appropriate, which could equal the full value of the Common Stock the Award Recipient received hereunder for the three years after its issuance.
(c) In the event the Award Recipient is obligated to reimburse the Company for amounts under subsection (b), the Company may, at its sole election:
(i) require the Award Recipient to pay the amount in a lump sum within 30 days of such determination;
(ii) deduct the amount from any other compensation owed to the Award Recipient (as a condition to acceptance of this Award, the Award Recipient agrees to permit the deduction provided for by this subsection); or
(iii) a combination of subsections (c)(i) and (c)(ii).
(d) By accepting this Award, the Award Recipient agrees that timely payment to the Company as set forth in this Section 6 is reasonable and necessary, and that timely payment to the Company as set forth in this Section 6 is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company. The Award Recipient further acknowledges and agrees that the Award Recipient’s Units shall be cancelled and forfeited without payment by the Company if the Committee reasonably determines that the Award Recipient has engaged in the conduct specified under subsection (a).
Section 7. Taxes and Withholdings. Award Recipient acknowledges that any income for federal, state or local income tax purposes, including payroll taxes, that the Award Recipient is required to recognize on account of the vesting of the Units and/or issuance of the Shares to Award Recipient shall be subject to withholding of tax by the Company. In accordance with administrative procedures established by the Company, Award Recipient may elect to satisfy Award Recipient’s minimum statutory withholding tax obligations, if any, on account of the vesting of the Units and/or issuance of Shares, in one or a combination of the following methods: in cash or by separate check made payable to the Company and/or by authorizing the Company to withhold from the Shares to be issued to the Award Recipient a sufficient number of whole Shares distributable in connection with such Award equal to the applicable minimum statutory withholding tax obligation. Notwithstanding any provision herein to the contrary, in the event an Award becomes subject to FICA taxes before the Shares under the Award would otherwise be issued, the Company shall (and without providing the Award Recipient with an election) issue a sufficient number of whole Shares under such Award, that does not exceed the applicable minimum statutory withholding tax obligation with respect to such FICA taxes and any federal, state or local income taxes that may apply as a result of such accelerated issuance of Shares and the Company shall withhold such Shares to satisfy such FICA and any related income tax liability; provided, however, that any such accelerated issuance of Shares shall be made only to the extent permitted under Treasury Regulations section 1.409A-3(j)(4)(vi). In the event Award Recipient does not make such payments when requested or required, the Company may refuse to issue or cause to be delivered any Shares under this Agreement or any other incentive plan agreement entered into by Award Recipient and the Company and any Affiliate until such payment has been made or arrangements for such payment satisfactory to the Company have been made.
Section 8. No Right to Employment. Neither the Plan nor this Agreement shall be deemed to give Award Recipient any right to continue to be employed by, or provide services to, the Company or any Affiliate, nor shall the Plan or the Agreement be deemed to limit in any way the Company’s or any Affiliate’s right to terminate the employment or services of the Award Recipient at any time.
Restricted Stock Unit Award Agreement
for Employees (Grades 22-30)

Section 9. Further Assistance. Award Recipient will provide assistance reasonably requested by the Company and its Affiliates in connection with actions taken by Award Recipient while employed by the Company and/or its Affiliates, including but not limited to assistance in connection with any lawsuits or other claims against the Company and/or its Affiliates arising from events during the period in which Award Recipient was employed by the Company or any Affiliate.
Section 10. Confidentiality. Award Recipient acknowledges that the business of the Company and its Affiliates is highly competitive and that the Company’s and its Affiliates’ strategies, methods, books, records, and documents, technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company and its Affiliates use in their business to obtain a competitive advantage over competitors. Award Recipient further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company and its Affiliates in maintaining their competitive position. Award Recipient acknowledges that by reason of Award Recipient’s duties to and association with the Company and its Affiliates, Award Recipient has had and will have access to and has and will become informed of confidential business information which is a competitive asset of the Company and its Affiliates. Award Recipient hereby agrees that Award Recipient will not, at any time, make any unauthorized disclosure of any confidential business information or trade secrets of the Company and its Affiliates, or make any use thereof, except in the carrying out of employment responsibilities. Award Recipient shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Award Recipient’s legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Award Recipient shall, to the extent practicable and lawful in any such events, give prior notice to the Company of Award Recipient’s intent to disclose any such confidential business information in such context so as to allow the Company and its Affiliates an opportunity (which Award Recipient will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company and its Affiliates would not be considered confidential to the Company and its Affiliates. In addition to any other remedy available at law or in equity, in the event of any breach by Award Recipient of the provisions of this Section 10 which is not waived in writing by the Company, all vesting of the Units shall cease effective upon the occurrence of the actions or inactions by Award Recipient constituting a breach by Award Recipient of the provisions of this Section 10.
Section 11. Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company (including its Affiliates) and Award Recipient and their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company (including its Affiliates) and the Award Recipient and their respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the issuance of the Shares.
Restricted Stock Unit Award Agreement
for Employees (Grades 22-30)

Section 12. Agreement to Abide by Plan; Conflict between Plan and Agreement. The Plan is hereby incorporated by reference into this Agreement and the Plan is made a part hereof as though fully set forth in this Agreement. Award Recipient, by acceptance of this Award, (i) represents that he or she is familiar with the terms and provisions of the Plan, and (ii) agrees to abide by all of the terms and conditions of this Agreement, and the Plan. Award Recipient accepts as binding, conclusive and final all decisions or interpretations of the Committee (or its designee) of the Plan upon any question arising under the Plan and this Agreement (including, without limitation, the date of Award Recipient’s Separation from Service). In the event of any conflict between the Plan and this Agreement, the Plan shall control and this Agreement shall be deemed to be modified accordingly, except to the extent that the Plan gives the Committee express authority to vary the terms of the Plan by means of this Agreement, in which case, this Agreement shall govern.
Section 13. Entire Agreement. Except as otherwise provided herein, the Plan and this Agreement constitute the entire agreement between the parties and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement.
Section 14. Choice of Law. To the extent not superseded by federal law, the laws of the state of Delaware (without regard to the conflicts laws of Delaware) shall control in all matters relating to this Agreement and any action relating to this Agreement must be brought in State and Federal Courts located in the Commonwealth of Virginia.
Section 15. Notice. All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient and, if to the Company, at its address provided in Section 19 and, if to the Award Recipient, the Award Recipient’s most recent address set forth in the Company’s and its Affiliates’ records. Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this Section.
Section 16. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan. Notwithstanding, the Company may, in its sole discretion and subject to the terms of the Plan, modify or amend the terms of this Agreement, impose conditions on the timing and effectiveness of the issuance of the Shares, or take any other action it deems necessary or advisable, to comply with Section 409A (or, if applicable, to cause this Award to be excepted from Section 409A).
Section 17. Section 409A. This Award is intended to comply with Section 409A (or an exception thereto) and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding, Award Recipient recognizes and acknowledges that Section 409A may impose upon Award Recipient certain taxes or interest charges for which Award Recipient is and shall remain solely responsible.
Section 18. Legends. The Company may at any time place legends referencing the provisions of this Agreement, and any applicable federal or state securities law restrictions on all certificates, if any, representing the Shares relating to this Award.
Restricted Stock Unit Award Agreement
for Employees (Grades 22-30)

Section 19. Acknowledgments.
(a) By accepting the Units, the Award Recipient acknowledges receipt of a copy of the Plan and the prospectus relating to the Units, and agrees to be bound by the terms and conditions set forth in the Plan and this Agreement, as in effect and/or amended from time to time.
(b) The Plan and related documents, which may include but do not necessarily include the Plan prospectus, this Agreement and financial reports of the Company, may be delivered to you electronically. Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet site or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or CD-ROM or such other delivery determined at the Committee’s or its designee’s discretion. Both Internet Email and the World Wide Web are required in order to access documents electronically.
(c) Award Recipient acknowledges that, by receipt of this Award, Award Recipient has read this Section 19 and consents to the electronic delivery of the Plan and related documents, as described in this Section 19. Award Recipient acknowledges that Award Recipient may receive from the Company a paper copy of any documents delivered electronically at no cost if Award Recipient contacts the Senior Vice President of Human Resources of the Company by telephone at (276) 619-4410 or by mail to One Alpha Place, P.O. Box 2345, Abingdon, VA 24212. Award Recipient further acknowledges that Award Recipient will be provided with a paper copy of any documents delivered electronically if electronic delivery fails.
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Restricted Stock Unit Award Agreement
for Employees (Grades 22-30)

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of this                     , 2010.

ALPHA NATURAL RESOURCES, INC.
By
Name:
Title:
Address:
Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, VA 24212
Attn: Senior Vice President of Human Resources
AWARD RECIPIENT

Restricted Stock Unit Award Agreement
for Employees (Grades 22-30)

EXHIBIT A

Name of Award Recipient:

Number of Units:

Issue Date:

Vesting Period/Schedule:	Except as otherwise provided in the Agreement, the Units will vest in three equal annual installments beginning on the one-year anniversary of the Issue Date.
Restricted Stock Unit Award Agreement
for Employees (Grades 22-30)